UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 16, 2009

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Glowpoint, Inc.

 (Exact name of registrant as specified in its Charter)

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Delaware	0-25940	77-0312442
(State or other jurisdiction	(Commission	(I.R.S Employer
of incorporation)	File Number)	Identification No.)

225 Long Avenue Hillside, NJ, 07205

(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code   (312) 235-3888

Not Applicable

(Former name or former address, if changed since last report)

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 16, 2009, Glowpoint, Inc. (“Glowpoint” or the “Company”) entered into a series of transactions that resulted in the Company raising additional working capital, exchanging or repaying all of its outstanding senior secured convertible promissory notes, and exchanging all of its Series A Convertible Preferred Stock for a newly-created Series A-1 Convertible Preferred Stock.  As a result of these transactions, the Company is debt-free (other than normal course trade payables and existing capital lease obligations) and has a single class of preferred stock outstanding.

Pursuant to a Series A-1 Convertible Preferred Stock Purchase Agreement, dated March 16, 2009 (the “Purchase Agreement”), the Company received approximately $1.8 million of gross proceeds on March 18, 2009 in an initial closing (the “Initial Closing”) of a private placement of approximately 450 shares of its newly-created Series A-1 Convertible Preferred Stock (“Series A-1 Preferred Stock”) and issued Series A-3 Warrants, dated March 18, 2009, having an exercise price of $0.40 per share (the “Series A-3 Warrants”) to acquire an aggregate of approximately 2,250,000 shares of common stock. Pursuant to the Purchase Agreement, the Company may sell additional shares of Series A-1 Preferred Stock and Series A-3 Warrants in one or more subsequent closings that may occur during the 90-day period following the Initial Closing, up to a maximum offering amount of $5 million. There can be no assurance, however, that the Company will raise any additional funds following the Initial Closing. The disclosures contained in this Current Report on Form 8-K do not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company described herein.

Each share of Series A-1 Preferred Stock has a stated value of $7,500 per share (the “Stated Value”), a liquidation preference equal to the Stated Value, and is convertible at the holder’s election into common stock at a conversion price per share of $0.75.  Therefore, each share of Series A-1 Preferred Stock is convertible into 10,000 shares of common stock. The Series A-1 Preferred Stock is senior to all other classes of equity, has weighted average anti-dilution protection and, after the first anniversary of the Issuance Date (the “Dividend Grace Period”), is entitled to dividends at a rate of 5% per annum, payable quarterly, based on the Stated Value.  After the Dividend Grace Period, all dividends shall be payable (i) if on or before September 30, 2010, at the Company’s option in cash or through the issuance of a number of additional shares of Series A-1 Preferred Stock with an aggregate liquidation preference equal to the dividend amount payable on the applicable dividend payment date and (ii) if after September 30, 2010, at the option of the holder in cash or through the issuance of a number of additional shares of Series A-1 Preferred Stock with an aggregate liquidation preference equal to the dividend amount payable on the applicable dividend payment date.  The “Issuance Date” is defined as the original issuance date of the Series A-1 Preferred Stock, except for shares of Series A-1 Preferred Stock issued upon the exchange of Series A Preferred Stock pursuant to the Series A Preferred Consent and Exchange Agreement (discussed below), in which case the “Issuance Date” is the date of issuance of the Series A Convertible Preferred Stock (i.e., either November 25, 2008 or December 31, 2008). Except for when dividends are payable, the Series A-1 Preferred Stock is the same as the Series A Convertible Preferred Stock created in November 2008.

The Series A-3 Warrants are exercisable for a period of five years and have weighted average anti-dilution protection. We are also obligated to file a registration statement to register for resale the shares of common stock issuable upon exercise of the Series A-3 Warrants by the date that is 90 days following the date the Company receives the written request for registration from the holders of 2/3 of the shares of common stock underlying the Series A-3 Warrants, all in accordance with the terms of a Registration Rights Agreement dated November 25, 2008, as amended by Amendment No. 1 dated February 19, 2009.

The foregoing description of the private placement of the Series A-1 Preferred Stock and Series A-3 Warrants and the specific terms of the Series A-1 Preferred Stock, the Series A-3 Warrants and the registration rights is qualified in its entirety by reference to the provisions of the form of Purchase Agreement, the form of Certificate of Designations, Preferences and Rights of Series A-1 Preferred Stock, the form of amended Series A-3 Warrant, the Registration Rights Agreement, and the Amendment No. 1 to Registration Rights Agreement attached to this report as Exhibits 10.1, 4.1, 4.2, 10.2, and 10.3, respectively.

Pursuant to that certain Note Exchange Agreement, dated March 16, 2009, approximately 268.907 shares of Series A-1 Preferred Stock and Series A-3 Warrants to acquire approximately 594,536 shares of common stock were issued on March 18, 2009 in exchange for approximately $1.1 million of the Company’s senior secured convertible promissory notes (“Notes”), which represents all but approximately $0.72 million of the Company’s outstanding Notes (the “Remaining Notes”).  The Remaining Notes were purchased and retired by the Company pursuant to that certain Securities Purchase Agreement, dated March 16, 2009, which prepayment closed on March 18, 2009 and was funded from the sale of securities pursuant to the Purchase Agreement. As a result, there are no Notes outstanding. The foregoing description of the issuance of the Series A-1 shares in exchange for the Notes and repayment of the Remaining Notes is qualified in its entirety by reference to the provisions of the form of Note Exchange Agreement and Securities Purchase Agreement attached to this report as Exhibits 10.4 and 10.5.

Pursuant to that certain Series A Preferred Consent and Exchange Agreement, dated March 16, 2009, the holders of the Company’s Series A Convertible Preferred Stock (i) consented to the creation of the Series A-1 Preferred Stock and (ii) were issued an aggregate of approximately 3,789.782 shares of Series A-1 Preferred Stock in exchange for an aggregate of approximately 3,789.782 shares of the Company’s Series A Convertible Preferred Stock on March 18, 2009. The foregoing description of the exchange of the Series A Preferred Stock is qualified in its entirety by reference to the provisions of the form of Series A Preferred Consent and Exchange Agreement attached to this report as Exhibit 10.6.

Burnham Hill Partners LLC (“BHP”) acted as placement agent and financial advisor and was paid a fee of $126,000 at the closing, which equaled seven (7%) percent of the gross proceeds received by the Company in the closing. Glowpoint also issued advisory warrants to BHP and/or its designees and assignees to purchase 500,000 shares of common stock at an exercise price of $0.40 per share. The advisory warrants are substantially similar to the form of amended Series A-3 Warrant attached hereto as Exhibit 4.2. Glowpoint also paid an additional $75,000 to BHP in connection with fees earned in an earlier transaction that were deferred until this closing.

A copy of the press release announcing the foregoing transactions is attached to this Form 8-K as Exhibit 99.1.

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

The information disclosed in Item 1.01 of this Form 8-K is incorporated into this Item 3.02.  The issuances were made in a private placement in reliance upon exemptions from registration pursuant to Sections 3(a)(9) and 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.  Each investor is an accredited investor as defined in Rule 501 of Regulation D.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 19, 2009, Glowpoint announced the voluntarily resignation of Michael Brandofino as Glowpoint’s Chief Executive Officer and a member of the Board of Directors.  Joseph Laezza and David W. Robinson were appointed Co-Chief Executive Officers. Mr. Laezza, 38, has been Glowpoint’s Chief Operating Officer since April 2006 and President since June 2008 and previously served as Glowpoint’s Vice President of Operations since March 2004. Mr. Robinson, 40, has been Glowpoint’s Executive Vice President, General Counsel and Corporate Secretary since May 2006 and Executive Vice President, Business Development since June 2008.  Prior to joining Glowpoint, Mr. Robinson served as Vice President and General Counsel of Con Edison Communications from August 2001.

Also on March 19, 2009, Glowpoint announced the resignations of Richard Reiss, a director of Glowpoint since inception, and Aziz Ahmad, a director of Glowpoint since 2006, from Glowpoint’s board of directors (the “Board”) and all committees.  Messrs. Laezza and Robinson were elected to fill the vacancies on the Board created by such resignations.  Mr. Reiss served on no Board committees.  Mr. Ahmad was an alternate member of the audit, compensation and nominating committees.  There was no disagreement between the Company and the resigning directors.  Their letters of resignation are attached hereto as Exhibits 17.1 and 17.2.  In connection with their resignations, the Company amended the option agreements of the resigning Board members to extend the exercisability of their options to 180 days following their resignation (from 90 days) and amended their restricted stock award agreements, if any, to accelerate the vesting of restricted stock awards by one year.

Pursuant to the Purchase Agreement, the Company also agreed to take all steps necessary or advisable to eliminate the classification of its Board of Directors at the Company’s next annual meeting of shareholders (the “Annual Meeting”).  In order to comply with this provision, it is expected that all directors will submit their resignations and some of them may not stand for re-election.  For those that do not stand for re-election, they will receive substantially the same option agreement amendment and restricted stock award amendment as described herein. The Board of Directors also agreed in the Purchase Agreement to amend and restate its director compensation policy at the Annual Meeting to provide, “Directors who are not our executive officers or employees receive an annual cash fee of $20,000, payable in equal quarterly installments on the first business day following the end of the calendar quarter, and an annual grant of 25,000 restricted shares of our common stock, which shall be made at the annual meeting of our stockholders and shall vest at the next annual meeting of our stockholders. The chairperson of our board of directors, if any, and the chairperson of our audit committee will each receive an additional cash payment of $5,000 per year, payable in equal quarterly installments.”

On March 12, 2009, the Company amended the employment agreements of Messrs. Brandofino and Robinson.  Mr. Brandofino’s employment agreement was amended to revise the covenant not to compete during the year following his resignation.  The employment agreement of Mr. Robinson was amended to extend its term until January 31, 2011, so as to be co-terminus with the employment agreement of Mr. Laezza and Edwin F. Heinen, the Company’s Chief Financial Officer.  The employment agreements of Messrs. Brandofino, Laezza, Heinen and Robinson were also amended as of January 1, 2009 to make changes in connection with revisions to Internal Revenue Code Section 409A.  This brief description of the employment agreement amendments of Messrs. Brandofino, Laezza, Heinen and Robinson are qualified in their entirety by reference to the provisions of the agreements attached to this report as Exhibit 10.7, 10.8, 10.9 and 10.10, respectively.

There is no family relationship between Messrs. Laezza, Robinson and any director or officer of the Company.  As disclosed in the Form 8-K filed by the Company on September 24, 2007 and subsequent filings, as required, Messrs. Laezza and Robinson, together with other Company executive officers and directors, invested in the Company’s Senior Secured Convertible Note financing on September 21, 2007.

A copy of the press release announcing the foregoing matters is attached to this Form 8-K as Exhibit 99.1.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(a)

Financial Statements of Businesses Acquired. Not Applicable.

(b)

Pro Forma Financial Information. Not Applicable.

(c)

Shell Company Transactions.  Not Applicable

(d)

Exhibits

Exhibit No.	Description
4.1	Certificate of Designations, Preferences and Rights of Series A-1 Preferred Stock of Glowpoint.
4.2	Form of amended Series A-3 Warrant dated March 18, 2009.
10.1	Form of Series A-1 Convertible Stock Purchase Agreement, dated as of March 16, 2009, between Glowpoint and the purchasers set forth therein.
10.2

Form of Registration Rights Agreement, dated as of November 25, 2008, between Glowpoint and the purchasers set forth therein, filed as an exhibit to Registrant’s Current Report on Form 8-K, dated November 26, 2008, and incorporated herein by reference.

10.3	Amendment No. 1 to Registration Rights Agreement, dated February 19, 2009.
10.4	Form of Note Exchange Agreement, dated March 16, 2009, between Glowpoint and the holders set forth therein.
10.5	Form of Securities Purchase Agreement, dated March 16, 2009, between Glowpoint and the holder set forth therein.
10.6	Form of Series A Preferred Consent and Exchange Agreement, dated March 16, 2009, between Glowpoint and the holders set forth therein.
10.7	Employment Agreement Amendment between the Company and Michael Brandofino, dated March 12, 2009.
10.8	Employment Agreement Amendment between the Company and Joseph Laezza dated March 12, 2009.
10.9	Employment Agreement Amendment between the Company and Edwin F. Heinen dated March 12, 2009.
10.10	Employment Agreement Amendment between the Company and David W. Robinson dated March 12, 2009.
17.1	Letter of Resignation from Richard Reiss, dated March 18, 2009.
17.2	Letter of Resignation from Aziz Ahmad, dated March 18, 2009.
99.1	Text of press release dated March 19, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOWPOINT, INC.

Dated: March 19, 2009
/s/ EDWIN F. HEINEN
Edwin F. Heinen
Chief Financial Officer